Exhibit 99.1

  Acadia Realty Trust Reports Second Quarter 2005 Operating Results

    NEW YORK--(BUSINESS WIRE)--July 27, 2005--Acadia Realty Trust (NYSE: AKR - "Acadia" or the "Company"), a real estate investment trust ("REIT") today reported operating results for the quarter and six months ended June 30, 2005. All per share amounts discussed below are on a fully diluted basis.

    Second Quarter 2005 Highlights

    7.7% FFO per share growth over second quarter 2004 before non-cash impairment charge

    -- Funds from operations ("FFO") of $0.28 per share before a $0.02 non-cash impairment charge for the second quarter 2005 were up 7.7% over $0.26 for second quarter 2004

    -- Earnings per share for the second quarter 2005 from continuing operations were $0.16 compared with $0.13 for second quarter 2004

    Wholly-owned portfolio occupancy increases to 93.3%

    --  Occupancy up 90 basis points over second quarter 2004

    --  JV operating portfolios combined occupancy remains strong at
        96.9%

    -- Same-store net operating income for the retail portfolio up 6.3% for the quarter

    -- Disposed of non-core Berlin Shopping Center (closed subsequent to second quarter)

    Balance sheet remains strong

    -- Maintained conservative dividend payout ratio for 2005 of 65% of FFO

    --  30% debt to total market capitalization

    --  3.8 to 1 fixed-charge coverage

    Continued expansion of external growth platform

    --  Urban/Infill redevelopment pipeline expands

    --  Acquired Amboy Road Shopping Center in Staten Island, NY
        (closed subsequent to second quarter)

    --  Acquired redevelopment opportunity in Rockville, Maryland
        (closed subsequent to second quarter)

    Second Quarter Results

    FFO, a widely accepted measure of REIT performance, for the quarter ended June 30, 2005 was $8.5 million, or $0.26 per share compared to $8.1 million, or $0.26 per share, for second quarter 2004. The second quarter 2005 results include a $0.8 million, or $0.02 per share impairment charge related to the sale of the Berlin Shopping Center. The sale of this non-core asset, which was a legacy Mark Centers Trust property, closed subsequent to the quarter. Excluding this non-cash charge, FFO for the second quarter was $9.3 million, or $0.28 per share. For the six months ended June 30, 2005 FFO amounted to $17.4 million, or $0.52 per share as compared to $15.2 million, or $0.50 per share, for the six months ended June 30, 2004. Excluding the impairment charge, FFO for the six months ended June 30, 2005 amounted to $18.2 million, or $0.55 per share.
    Earnings per share on a fully diluted basis from continuing operations was $0.16 for second quarter 2005 compared to $0.13 for second quarter 2004 and $0.29 for the six months ended June 30, 2005 as compared to $0.24 for the six months ended June 30, 2004.
    In comparing results for 2005 and 2004, management fee income increased $3.3 million, or over 200%, for the six months ended June 30, 2005 primarily due to the launching of Fund II during 2004 and the acquisition of rights to fees earned under certain management contracts from Klaff Retail Management Services during 2004 and 2005. As anticipated, this increase was partially offset by a $1.9 million increase in general and administrative expenses which were a direct result of expanding the Company's infrastructure to support this increased level of activity.

    Portfolio Activity - Wholly-Owned Portfolio Occupancy
Reaches_93.3% and Same-Store NOI increases 6.3% for the Quarter and 3.9% Year to Date.

    On a year-over-year basis, Acadia increased its portfolio occupancy by 480 basis points. June 30, 2005 occupancy was 93.3% compared to 88.5% for June 30, 2004. On a same store basis, 2005 occupancy increased 190 basis points over 2004 occupancy of 91.4%. On a sequential basis, June 30, 2005 occupancy increased 90 basis points from that of March 31, 2005 and 30 basis points on a same store basis.
    Combined occupancy within the operating joint venture portfolios was 96.9% for second quarter 2005 compared with 95.0% for second quarter 2004.
    Primarily as a result of increased rents and occupancy gains in the core portfolio from leasing activities, same store net operating income ("NOI") for the retail portfolio increased 3.9% for the six months ended June 30, 2005 over 2004 and 6.3% for the quarter ended June 30, 2005 over the same quarter last year.
    During the second quarter 2005, Acadia executed new and renewal leases totaling 229,000 square feet at an average increase of 13% over the previous base rents on a cash basis.
    Subsequent to the second quarter Acadia sold the Berlin Shopping Center to an affiliate of Armstrong Capital for a net sales price of $4.0 million. This non-core property, which is anchored by a Kmart and a vacant former Acme Supermarket, requires redevelopment into a primarily non-retail use. Proceeds from the sale were recycled into Acadia's purchase of Amboy Road Center in Staten Island, NY.

    Balance Sheet - Low Interest Rate Exposure

    As of June 30, 2005, 78% of the Company's total mortgage debt, inclusive of long-term interest rate swaps and the Company's pro-rata share of joint venture debt is now fixed-rate. This has been accomplished while maintaining a blended cost of debt of 5.7%. This compares to 76% being fixed-rate as of second quarter 2004 at a 5.7% blended cost of debt. After the anticipated completion of a $17.6 million, 10 year fixed-rate financing at a 4.98% interest rate during the third quarter, the Company's mortgage debt on its portfolio will be 85% fixed rate.
    For 2005, the strength of Acadia's balance sheet was evidenced by positive trends in its financial ratios. All financial ratios include the Company's pro-rata share of unconsolidated joint venture debt and interest expense:

    -- Debt to total market capitalization at June 30, 2005 was 30%, compared with 38% for 2004

    -- Fixed-charge ratio was 3.8 times (EBITDA / interest expense plus preferred distributions)

    --  Dividend payout ratio for 2005 was 65% of FFO and 66% of AFFO

    Continued Expansion of External Growth Initiatives

    Asset recycling into Staten Island Property

    On July 7, and in connection with the sale of the Berlin Shopping Center, the Company purchased 4343 Amboy Road ("Amboy Road") located on Staten Island, New York for $16.8 million in cash and Operating Partnership Units ("OP Units") in Acadia. The property, a 60,083 square foot neighborhood shopping center, is anchored by a strong performing Waldbaum's supermarket and a Duane Reade drug store. The property, which has expansion potential, is subject to a 23-year ground lease. The cap rate based on current net operating income is approximately 8.0%. The acquisition was made in connection with Armstrong Capital, purchaser of Acadia's Berlin Shopping Center which received OP Units for its minority interest in the acquisition.

    New York Urban/Infill Continues To Expand

    Along with the three previously acquired redevelopments, the Company anticipates the closing of an additional $50 million acquisition/redevelopment located in the Bronx during the third quarter.

    RCP Venture - Rockville Maryland /Levitz Redevelopment Added

    In 2004 Acadia formed the Retailer Controlled Property Venture ("RCP Venture") with Klaff Realty, L.P. ("Klaff") and Lubert-Adler Management, Inc. for the purpose of making investments in surplus or underutilized properties owned or controlled by retailers.
    Subsequent to the second quarter, Acadia acquired a 50% equity interest from its partner in the RCP Venture in the entity which has a leasehold interest in a former Levitz Furniture store located in Rockville, Maryland. The remaining term of the leasehold is approximately 17 years. The 159,000 square foot store, which is presently leased on a temporary basis pending commencement of redevelopment activities, is part of the Montrose Crossing Shopping Center. Current tenants of Montrose Crossing include Giant Supermarket, Barnes & Noble, Marshalls, Sports Authority and Old Navy. The property is located on Rockville Pike, a dominant retail corridor between the cities of Rockville and Bethesda, MD, suburbs of Washington D.C.
    This investment is in addition to Acadia's first quarter 2005 $20 million preferred equity investment in the 30 store Levitz portfolio and follows several prior transactions with Klaff, and the RCP partners, including the Company's participation in the acquisition of Mervyn's. In 2004, the Company had also acquired interests in two other Klaff-controlled redevelopment projects located in Virginia Beach, Virginia and Sterling Heights (Detroit), Michigan.

    Management Comments

    Commenting on today's announcement, Kenneth F. Bernstein, Acadia's President and Chief Executive Officer said, "All components of our business plan remained on track during the second quarter. First, strong leasing drove our solid NOI growth within our portfolio with the sale of the Berlin center and the acquisition of Amboy Road in Staten Island further positioning our core portfolio for future internal growth. Second, our financial ratios remain strong and well-hedged against potential rate increases. Third, our Urban/Infill program continues to provide attractive long-term growth opportunities over the next several years. Complementing this are the various opportunities such as the Rockville re-development created through our strong and expanding relationship with the Klaff organization and its partners."

    Outlook - Earnings Guidance for 2005

    Excluding the impact from the non-cash impairment charge during the second quarter, the Company raised the lower end of its previously announced 2005 FFO and earnings per share forecast. FFO for 2005, on that same basis, is now anticipated to range from $1.06 to $1.09 per share and 2005 earnings per share from continuing operations is expected to range from $0.51 to $0.54.

    Investor Conference Call

    Management will conduct a conference call July 28, 2005 at 2:00 p.m. ET to review the Company's earnings and operating results.
    The live conference call can be accessed by dialing 888-482-0024 (internationally 617-801-9702). No passcode is required.
    The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com.
    If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888). The passcode will be 65731875. The phone replay will be available through August 4 2005.
    Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated and self-managed real estate investment trust which specializes in the acquisition, redevelopment and operation of shopping centers which are anchored by grocery and value-oriented retail.
    Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based. The Company also refers you to the documents filed by the Company, from time to time, with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.
    See the notes to the attached financial tables for a further discussion of the Company's use of FFO.
    For more information visit Acadia Realty Trust's Web site at www.acadiarealty.com


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
     For the Quarters and Six Months ended June 30, 2005 and 2004
             (amounts in thousands, except per share data)

                         STATEMENTS OF INCOME

                                                           For the
                                          For the            six
                                          quarters          months
                                           ended             ended
              Revenues                    June 30,          June 30,
                                        2005    2004     2005    2004
                                     ---------------------------------
Minimums rents                       $13,188 $12,580  $25,920 $25,173
Percentage rents                         112     203      296     420
Expense reimbursements                 3,112   2,953    7,026   6,430
Other property income                    136     200      463     323
Management fee income                  2,857   1,007    4,835   1,552
Interest income                          941     485    1,418     600
Other                                     --      40       --     196
                                     ---------------------------------
     Total revenues                   20,346  17,468   39,958  34,694
                                     ---------------------------------

         Operating expenses
Property operating                     3,098   3,361    6,866   7,014
Real estate taxes                      2,093   1,938    4,441   4,121
General and administrative             3,697   2,422    6,775   4,911
Depreciation and amortization          3,933   3,955    7,912   7,645
                                     ---------------------------------
     Total operating expenses         12,821  11,676   25,994  23,691
                                     ---------------------------------
Operating income                       7,525   5,792   13,964  11,003
Equity in earnings of unconsolidated
 partnerships                            387     506      884   1,050
Interest expense                      (2,670) (2,446)  (5,029) (4,863)
Gain on sale                              --     508       --     508
Minority interest                       (198)   (451)    (414)   (665)
                                     ---------------------------------
Income from continuing operations      5,044   3,909    9,405   7,033


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
     For the Quarters and Six Months ended June 30, 2005 and 2004
             (amounts in thousands, except per share data)

                   STATEMENTS OF INCOME (continued)

                                                           For the
                                           For the           six
                                          quarters          months
                                            ended            ended
                                           June 30,         June 30,
                                         2005   2004      2005   2004
                                     ---------------------------------
Discontinued operations:

Operating income (loss) from
 discontinued operations                  $58  $(151)     $144  $(436)
Impairment of real estate                (770)    --      (770)    --
Minority interest                          13      6        11     17
                                     ---------------------------------
Loss from discontinued operations        (699)  (145)     (615)  (419)
                                     ---------------------------------
Net income                             $4,345 $3,764    $8,790 $6,614
                                     =================================

  Net income per Common Share - Basic

Net income per Common Share -
 Continuing operations                   $.16   $.13      $.30   $.24

Net loss per Common Share -
 Discontinued operations                 (.02)    --      (.02)  (.01)
                                     =================================
Net income per Common Share              $.14   $.13      $.28   $.23
                                     =================================
Weighted average Common Shares         31,899 29,333    31,883 28,612
                                     =================================

  Net income per Common Share -
   Diluted (1)

Net income per Common Share -
 Continuing operations                   $.16   $.13      $.29   $.24
Net income (loss) per Common Share -
 Discontinued operations                 (.02)    --      (.02)  (.01)
                                     =================================
Net income per Common Share              $.14   $.13      $.27   $.23
                                     =================================
Weighted average Common Shares         32,145 29,793    32,142 29,177
                                     =================================


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
     For the Quarters and Six Months ended June 30, 2005 and 2004
             (amounts in thousands, except per share data)

       RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (2)

                                                           For the
                                            For the          six
                                            quarters        months
                                             ended          ended
                                            June 30,       June 30,
                                          2005   2004    2005    2004
                                      --------------------------------

Net income                              $4,345 $3,764  $8,790  $6,614
Depreciation of real estate and
 amortization of leasing costs:
   Wholly owned and consolidated
    partnerships                         3,396  3,567   7,017   7,084
   Unconsolidated  partnerships            598    569   1,228   1,121
Income attributable to minority
 interest in Operating
   Partnership                             109     72     187     187
                                      --------------------------------
Funds from operations - Basic            8,448  7,972  17,222  15,006
Distributions - Preferred OP Units          93     88     180     160
                                      --------------------------------
Funds from operations - Diluted         $8,541 $8,060 $17,402 $15,166
                                      ================================

     Funds from operations per share -
      Basic

Weighted average Common Shares and OP
 Units (3)                              32,541 29,859  32,462  29,401
                                      ================================
Funds from operations per share         $  .26 $  .27  $  .53  $  .51
                                      ================================

     Funds from operations per share -
      Diluted

Weighted average Common Shares and OP
 Units (1,3)                            33,310 30,842  33,244  30,438
                                      ================================
Funds from operations per share         $  .26 $  .26  $  .52  $  .50
                                      ================================


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
               As of June 30, 2005 and December 31, 2004
             (dollars in thousands, except per share data)

                  SELECTED BALANCE SHEET INFORMATION

                                                     June 30, Dec. 31,
                                                        2005     2004
                                                      ----------------

Cash and cash equivalents                             $30,088 $13,499
Rental property, at cost                              418,145 415,276
Total assets                                          459,750 396,343
Mortgage notes payable                                204,639 153,361
Total liabilities                                     231,075 171,868
     Fixed rate debt: (4)                             153,382 146,407
          % of outstanding debt                           75 %    95 %
          Weighted average interest rate                 5.9 %   6.1 %
     Variable rate debt (4)                          $51,257  $6,954
          % of outstanding debt                           25 %     5 %
          Weighted average interest rate                 4.8 %   3.8 %
Total weighted average interest rate                     5.7 %   6.0 %

    Notes:

(1) Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares.

(2) The Company considers funds from operations ("FFO") as defined by the National Association of Real Estate Investment Trusts ("NAREIT") to be an appropriate supplemental disclosure of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO is presented to assist investors in analyzing the performance of the Company. It is helpful as it excludes various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. However, the Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles ("GAAP") and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

(3) In addition to the weighted average Common Shares outstanding, diluted FFO also assumes full conversion of a weighted average 642 and 526 OP Units into Common Shares for the quarters ended June 30, 2005 and 2004, respectively and 579 and 790 OP Units into Common Shares for the six months ended June 30, 2005 and 2004, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 523 Common Shares for each of the quarters ended June 30, 2005 and 2004, and 523 and 471 Common Shares for the six months ended June 30, 2005 and 2004, respectively.

(4) Fixed-rate debt includes $93,327 of notional principal fixed through swap transactions. Conversely, variable-rate debt excludes this amount.

    CONTACT: Acadia Realty Trust
             Investor Relations
             Jon Grisham, 914-288-8142